Exhibit 99.5

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer by

MONTANA MERGER SUB I, INC.,

a direct wholly owned subsidiary of

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

to exchange each outstanding share of common stock of

APPLIED MICRO CIRCUITS CORPORATION

for

$3.25 in cash

and

0.1089 shares of common stock of MACOM Technology Solutions Holdings, Inc.

(subject to the terms and conditions described in the prospectus/offer and this letter of transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 A.M. MIDNIGHT, EASTERN TIME, AT THE END OF JANUARY 25, 2017, UNLESS EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

December 21, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Montana Merger Sub I, Inc. (the “Purchaser”), a direct wholly owned subsidiary of MACOM Technology Solutions Holdings, Inc. (“MACOM”), which is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus/offer and related letter of transmittal, to exchange for each issued and outstanding share of common stock of Applied Micro Circuits Corporation (“AppliedMicro”):

•	$3.25 in cash; and

•	0.1089 shares of MACOM common stock, plus cash in lieu of any fractional shares;

in each case, without interest and less any applicable withholding taxes (such offer, on the terms and subject to the conditions and procedures described in the prospectus/offer and this letter of transmittal, together with any amendments or supplements thereto, the “offer”).

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 A.M. MIDNIGHT, EASTERN TIME, AT THE END OF JANUARY 25, 2017, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

There is no procedure for guaranteed delivery in the offer and, therefore, tenders must be received by the expiration date.

For your information and for forwarding to your clients for whose accounts you hold shares of AppliedMicro common stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the prospectus/offer;

2.	the related letter of transmittal for your use in accepting the offer and tendering shares of AppliedMicro common stock and for the information of your clients; and

3.	a printed form of letter which may be sent to your clients for whose accounts you hold shares of AppliedMicro common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the offer.

MACOM will not pay any commissions or fees to any broker, dealer or other person, other than to us, D.F. King & Co., Inc. as the information agent, American Stock Transfer & Trust Company, LLC, as the depositary, and other persons described in the section of the prospectus/offer titled “The Transactions – Fees and Commissions,” for soliciting tenders of share of common stock of AppliedMicro pursuant to the offer. Upon request, MACOM will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned as the information agent at the addresses and telephone numbers set forth in the prospectus/offer.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF MACOM, OFFEROR, APPLIEDMICRO, THE INFORMATION AGENT OR THE EXCHANGE AGENT OR ANY AFFILIATE OR ASSOCIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.